Exhibit 99.11

VESTIS/SPORT CHALET TRANSACTION– Q&A

1.	What was announced today?

Today we announced that Sport Chalet has entered into a definitive agreement to be acquired by Vestis Retail Group in a transaction that will add Sport Chalet’s 50 stores to Vestis’s portfolio of East Coast-based retailers Bob’s Stores and Eastern Mountain Sports (EMS). The agreement provides for Vestis to commence a tender offer to acquire all outstanding Class A and Class B shares of Sport Chalet for $1.20 per share.

The expected combination will create one of the largest sporting goods retailers in the U.S., with more than 150 stores and $800 million in total sales for the 12 months ended December 31, 2013, and a greatly expanded national footprint. Together, Sport Chalet, Bob’s and EMS also will offer an unrivaled assortment of branded technical, performance and lifestyle merchandise, customer and specialty services combined with a unique and scalable online presence.

2.	What are the terms of the transaction?

The agreement provides for Vestis to commence a tender offer to acquire all outstanding Class A and Class B shares of Sport Chalet for $1.20 per share. If the shares tendered in the offer, together with the shares to be purchased from the Olberz family, do not constitute 90 percent of each of the Class A and Class B shares on a fully diluted basis, the price to be paid will be $1.04 per share. The offer will be subject to customary closing conditions, including a minimum tender condition. We expect the transaction to close before the end of the calendar third quarter 2014.

3.	Who is Vestis?

Vestis is a retail platform that comprises two retailers: Bob’s Stores and Eastern Mountain Sports (EMS). EMS is the second largest U.S. multi-channel retailer of human-powered outdoor sports apparel and equipment. Bob’s sells value-oriented footwear, apparel, work wear and accessories. Vestis is owned by funds advised by Versa Capital Management, a private equity firm that invests in and helps companies grow.

Vestis has approximately 3,200 employees, approximately $450 million in annual revenue and 103 stores across its two brands in 12 Eastern states. This Eastern network of stores complements our West Coast footprint, and Vestis also has vendor relationships, marketing and inventory platforms that are synergistic with ours.

4.	Why is Sport Chalet entering into this transaction?

For the past year Sport Chalet has methodically explored a wide range of options for growth and to further our strategic initiatives. We are delighted to join forces with Vestis because we believe that we can better compete in today’s retail environment as part of a larger organization with significant scale advantages that have eluded us as a regional player. Importantly, we share a similar culture and dedication to providing a best-in-class customer experience for athletes and sports enthusiasts.

The transaction will drive expected savings from shared services and other corporate costs and benefits of scale across the organization, including:

•	Greater purchasing power

•	A shared inventory platform that can be leveraged across stores and online

•	Reduced online delivery times and improved inventory utilization with distribution centers on both coasts

•	Enhanced branding through more robust marketing and media/advertising

•	A leading loyalty program to drive customer engagement

•	Growth in Team Sales

5.	How will this transaction affect management?

Craig Levra will remain in his position as CEO of Sport Chalet and continue to run this business out of Los Angeles, reporting to Vestis CEO Mark Walsh. Vestis’s corporate headquarters will remain in Meriden, CT. Once the transaction is completed, an integration team will work to ensure that Vestis is managed by the best talent available across all three company brands. We will support our Experts as we work through the acquisition and next phase of company developments.

6.	How will this transaction affect employees?

It is too early in the process to answer this question definitively, but we do know that most Experts will have no changes to the scope of their positions or day-to-day responsibilities. In nearly all transactions of this nature, there are some redundancies that need to be eliminated. None of the decisions made will take effect until after the transaction closes. We are in the very early stages of our planning process and we will keep you informed as decisions are made.

7.	How will this transaction affect our store footprint?

While it is too early to say definitively, we do not anticipate that there will be any near-term changes to our stores or locations, other than focusing on the continued expansion of our Next Gen footprint.

8.	Will there be any changes to the merchandise and brands we carry?

There are no plans at this time to make any significant changes to merchandise or brands.

9.	Where will the company be headquartered?

The Sport Chalet brand will continue to be headquartered in La Cañada. Vestis’s headquarters and distribution center will remain in Meriden, CT.

10.	When will the acquisition be final?

We expect the transaction to close before the end of the calendar third quarter 2014. In the meantime, it’s business as usual.

11.	What is a tender offer?

A tender offer is an offer by a company to purchase some or all of stockholders’ shares held in a corporation. Stockholders are given the opportunity to tender (sell) their stock for a predetermined amount of cash, called a ‘tender price’ or ‘offer price,’ during a specific period of time called an ‘offer period.’ Sport Chalet stockholders will receive materials from the company that explain the process for tendering shares.

12.	What does it mean for Sport Chalet to go from a public company to a private company?

In general, becoming a privately-owned company should have little effect on our day-to-day responsibilities or how we conduct business. Going private means that Sport Chalet’s stock will no longer be publicly traded on the stock market and the trading of our stock will cease on the date the transaction closes. And being a private company should reduce expenses and free up capital and management time to invest in growth initiatives.

13.	How will we receive news on the progress of the closing of the acquisition?

We will send out periodic updates on the progress of the acquisition, as appropriate. Please feel free, however, to reach out to your manager with any questions you may have.

14.	What happens to current benefits and compensation?

Any changes to our benefit structure will likely be minor, but it is too early to comment specifically at this time. Your compensation will not change. However, there will be some changes to the structure of our incentive programs because we will no longer be a publicly-held company with publicly-traded stock.

15.	I currently participate in the medical, dental, vision and/or life insurance plan. Will there be a change in insurance plans or my deductions?

Deductions from your payroll checks will continue and your copayments and coinsurance for visits to the doctors will continue to be applicable. Your insurance coverage will remain active during the pendency of the transaction. We will provide you with additional information when it becomes available.

16.	I currently participate in the 401(k) Plan. Will there be any changes?

You will continue to be eligible to participate in a 401(k) plan. At this time, it is too early to comment on whether any specific changes will be made, but your contributions will continue to be deducted from your payroll check in accordance with the terms of the 401(k) plan. If you have an outstanding loan from your 401(k) account, your payment will continue to be deducted from your paycheck. Your money will continue to be invested as you have elected.

Your contributions and vested match, along with corresponding earnings and losses, remain in your account. The current vesting schedule remains unchanged. You will continue to be allowed to withdraw your money from your 401(k) if you have a qualifying hardship.

17.	What should I say to the media, financial community or any other third parties if I am asked about the transaction?

Per company SOP:
PRESS CALLS	1.	All Press Inquiries are to be directed to the attention of the CEO of the Company. There are NO exceptions.
• NO ONE is allowed to speak with any member of the press on behalf of Sport Chalet. This includes internet, print, radio and TV.	2.	If you are approached, contact the CEO before you say anything. You must speak directly to him. No one else can OK an interview request.
	3.	If the CEO is unavailable, decline the interview. Remember that we can never be hurt by an article or interview that does not run.
	4.	Do NOT engage in any “background” or “off the record” interviews or conversations.

Craig Levra, (818) 949-5388, clevra@sportchalet.com

Amanda Kemp, (818) 949-5333, akemp@sportchalet.com

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